Stillwater Mining Reports Earnings for Third Quarter

BILLINGS, MT -- (Marketwire - October 28, 2010) - STILLWATER MINING COMPANY (NYSE: SWC)

--  Stronger PGM prices drive increased third-quarter earnings compared with third quarter 2009
--  Mined ounce production improves, PGM prices weaken, compared with second quarter 2010
--  Recycling volume strengthens over 2009
--  Acquisition of Marathon PGM Corporation in progress

Stillwater Mining Company today reported net profit for the 2010 third quarter of $5.9 million, or $0.06 per diluted share, on revenues of $142.9 million. This compares to third quarter of 2009 net income of $4.2 million, or $0.04 per diluted share, on revenues of $112.0 million. Stronger realized PGM prices in the third quarter of 2010 more than offset lower sales volumes in the third quarter of 2010 as compared to the third quarter of 2009. For the first nine months of 2010, Stillwater Mining Company (the "Company") reported net income of $33.8 million, or $0.34 per fully diluted share, on revenues of $411.2 million. In the first nine months of 2009, the Company reported a net loss of $2.9 million, or $0.03 per diluted share, on revenues of $292.6 million. The first nine months of 2010 was characterized by higher PGM prices and stronger performance from the Company's recycling segment than in the same period last year.

Combined sales realizations increased during the third quarter of 2010 for mined palladium and platinum ounces, averaging $687 per ounce, well above the $574 per ounce realized in the third quarter of 2009. The total quantity of mined palladium and platinum sold decreased to 120,500 ounces in the third quarter of 2010, compared to 137,400 ounces sold during the same period in 2009, reflecting delayed timing of ounces sold in the third quarter of 2009 and lower average realized ore grades at the Stillwater Mine in the third quarter of 2010.

The Company mines palladium and platinum from two underground mines located in south-central Montana. The mines produced a total of 122,400 ounces of palladium and platinum during the third quarter of 2010, an 8.7% improvement over the 112,600 ounce production in the second quarter of 2010, still a 5.2% decrease from the 129,100 total ounces produced during the third quarter of 2009. In the third quarter of 2010 production at the Stillwater Mine increased to 89,600 ounces, an improvement over the 79,200 ounces produced in the second quarter of 2010, but remained below the 95,100 ounces produced in the third quarter of 2009. The second quarter of 2010 was affected by lower grade ore from the mix of stopes being mined, diversion of production resources for a time into safety compliance and maintenance activities, and increased ground support requirements that impeded mining in some key areas for several weeks. Production at the Company's East Boulder Mine was 32,800 ounces in the third quarter of 2010, compared to 34,000 ounces in the same quarter of 2009.

Ore tons mined at both locations were consistent with planned production aiding the third quarter of 2010 improvement although average realized ore grades continued lower, particularly at the Stillwater Mine, where grades in several lower off-shaft stopes are not yet back to plan levels. The production mix at the Stillwater Mine during the second and third quarters of 2010 tended to favor the upper west area of the mine, which is inherently lower grade than the off-shaft area. Following the steep cutbacks in capital spending during 2009, mine management has found it necessary to increase its level of development spending in order to preserve production flexibility when operational challenges arise. This necessitated diverting some production resources into mine development as the year progressed.

Mine production costs in the Company's existing mines generally increased during the third quarter of 2010 compared to the third quarter of 2009. In aggregate, total cash costs per ounce (a non-GAAP measure defined below) averaged $402 in the third quarter of 2010, compared to total cash costs of $357 per ounce for the same period in 2009. The Stillwater Mine's total cash costs averaged $374 per ounce in the third quarter of 2010, compared to the $344 per ounce achieved in the third quarter of 2009. The East Boulder Mine's total cash costs averaged $480 per ounce during the third quarter of 2010, compared to $391 per ounce during third quarter of 2009. These per ounce increases reflected modestly higher operating expenses, lower overall mine production and the effect on royalties and taxes of higher PGM prices.

On September 7, 2010, the Company announced an agreement under which it would acquire the PGM-copper assets of Marathon PGM Corporation ("Marathon"), a Canadian exploration company headquartered in Toronto and listed on the Toronto Stock Exchange. Closing of the transaction is contingent upon a favorable vote of the Marathon shareholders and securing various regulatory approvals in Canada.

Marathon holds a number of PGM-copper assets that are of particular interest to the Company, including a well-defined resource known as the Marathon project located near the town of Marathon, Ontario, Canada at the northern extremity of Lake Superior. The feasibility study for this property contemplates producing about 200,000 ounces per year of palladium and platinum, along with about 39 million pounds per year of copper, from an open-pit operation expected to be in production by 2014. Cost of constructing the mine is estimated to be about $400 million, to be funded out of the Company's internally generated cash flow and supplemental external financing. The feasibility study anticipates an active mine life of approximately 12 years, although there may be resource potential to extend the mine life.

The agreement provides that Marathon shareholders will receive 0.112 Stillwater common shares plus Cd$1.775 in cash and 0.5 shares of Marathon Gold in exchange for each Marathon share. In total, the Company expects to issue about 3.9 million new common shares and Cd$61.7 million in cash to the Marathon shareholders in completing the acquisition for a total acquisition cost of $118.0 million at the time of the announcement.

The Company's smelting and refining complex in Columbus, Montana processes concentrates from the two mines and recycles spent catalyst material received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others. In total, the Company processed recycling material containing 78,500 ounces of platinum, palladium and rhodium through the smelter and refinery during the third quarter of 2010, up 29.1% over the 60,800 ounces recycled during the third quarter of 2009. For the first nine months of 2010, the Company processed 297,000 ounces, up 136,900 ounces over the 160,100 ounces recycled during the first nine months of 2009. The higher volumes in 2010 are a result of higher PGM prices and the correspondingly stronger overall market incentive to collect recycling material. The Company's recycling segment had net income for the third quarter of 2010 of $3.1 million (including financing income), compared to net income of $1.7 million in the third quarter of 2009.

Reflecting on the Company's third-quarter performance, Francis R. McAllister, Stillwater Chairman and CEO, commented, "Despite a few continuing challenges in this year's third quarter (more or less as expected), on the whole we are very pleased with the Company's current direction and outlook. As is customary in these quarter-end analyses, we have compared performance for this year's third quarter with the same period last year. Third-quarter earnings encouragingly were a bit stronger year on year, mostly the result of higher PGM prices this year. But I also note that our third-quarter reported earnings of $5.9 million declined fairly sharply from the $14.6 million we reported for this year's second quarter, and I believe that deserves some comment. Upon review, several factors contributed to the lower earnings in the third quarter of 2010:

--  The Company's average realized prices for palladium and platinum, which largely are market driven, declined in the third quarter of 2010 to
    $687 per ounce from $725 per ounce in the second quarter of 2010.
    Market prices for these metals peaked in late April and early May, then fell off in response to the European debt crisis, and only regained their earlier strength late in the third quarter of 2010. As a result, third-quarter platinum and palladium revenues were $1.8 million lower than in the second quarter.
--  By-product sales declined by $2.6 million in the third quarter of 2010 from the second quarter of 2010, reflecting a difference in timing of sales.  Most of the by-product metals in inventory are anticipated to be sold by the end of the fourth quarter of 2010.
--  Employee and contract labor costs increased by about $2.5 million in the third quarter of 2010 from the second quarter of 2010, in part as a result of scheduled labor rate increases that were effective on July 1,
    2010.
--  Depreciation and depletion expense increased by $1.5 million in the third quarter of 2010 from the second quarter of 2010, reflecting new facilities placed in service and depletion of development costs in accessing the new lower west area of the Stillwater Mine.

"Aside from the higher labor and contractor costs, the effect of most of these factors is anticipated to improve in the fourth quarter of 2010.

"We are updating directionally our earlier mine production guidance of 490,000 ounces of palladium and platinum for the full year of 2010. At present it appears that production will be in the range of 480,000 to 490,000 ounces for the full year of 2010. We also are updating our 2010 guidance with regard to total cash costs per ounce, increasing our earlier estimate of $385 per ounce to between $395 and $400 per ounce. Capital spending for the full year of 2010 remains targeted at $57 million, consistent with our earlier guidance." Elaborating further on mine planning for 2011, Mr. McAllister added, "With the return of higher metal prices this year, we have broadened our initial plans for 2011 and beyond to include consideration of opportunities to expand production longer-term at our Montana mines. In particular, driving the tunnel boring machine at the East Boulder Mine out further to the west, ultimately perhaps extending our resource access out another 8,700 feet -- although we would only complete about 1,500 feet in 2011. As this additional footage is drilled and evaluated, there may be opportunities to expand production. Similarly, at the Stillwater Mine there is existing infrastructure on the east side of the mine that is not currently in production. We intend to add staff to support production within this area in 2011, and at the same time we are considering new development to the east on several mining levels. However, any significant mining in these areas will require added ventilation raises, which will take several years to complete.

"We also are enthusiastic about the recent progress in our recycling business. The new crushing and sampling facility in Columbus, which expands our capacity to process recycled PGMs, is now operational. Our new automated x-ray assay system is on site and installation is in progress: this should be in place, calibrated and ready to begin operating around the end of 2010. The potential for much more rapid turnaround of recycling material is attracting considerable supplier interest, and we believe it has the potential to set a new standard for the recycling industry."

Addressing the expiring PGM supply agreement with Ford Motor Company, Mr. McAllister continued, "We are often asked about the implications to our business of the upcoming expiration of our supply agreement with Ford at the end of this year. The Ford contract has been a superb agreement that has worked to our benefit when PGM prices were low and to Ford's benefit when PGM prices were high. It has provided Ford with a dedicated source of supply from our mines and has provided us with a steady and assured market for our mine production. However, the terms of the Ford supply agreement were negotiated initially more than ten years ago, and the world has changed considerably over that decade. It seems unlikely today that we will replace the existing Ford supply agreement with one that has comparable floor and ceiling prices. And, given our price outlook, we believe the elimination of contractual floor and ceiling prices will benefit our shareholders as it is the equivalent of eliminating forward PGM hedges.

"The expiration of the Ford contract will not have an adverse impact on the Company's ability to sell its product. First, we could sell our mine production of 500,000 ounces per year, more or less, in the open market -- on average, an additional 2,000 ounces of palladium and platinum per trading day. This is an amount the PGM markets could easily absorb without disruption -- we currently trade about 1,500 ounces daily of PGMs from our recycling activities in these markets. Second, we have been in discussions with several continuing and new PGM end-users over the past few months and conclude there is more market interest in our North American production than we can supply. And third, of course, we could do some of each -- contracting for a portion of our mine production and leaving the remainder available for spot transactions.

"As I have often commented before, we have been working for several years now to position the Company for the day when the floor prices in our supply agreements expire. These strategic efforts have included initiatives to increase mining productivity and reduce production costs per ounce, market development programs to strengthen demand for our key products, and pursuit of diversification opportunities to mitigate inherent business risk.

"In that vein, let me add just a few brief comments on our latest announced diversification effort to acquire the PGM-copper assets of Marathon PGM Corporation ('Marathon'), a Canadian exploration company headquartered in Toronto. This acquisition would maintain the Company's focus in PGMs, has the benefit of being located in North America, establishes a position for us in an attractive mining district and diversifies our operations both as to geography and product with its copper endowment. In other words, the acquisition is naturally a good fit for Stillwater and we are delighted at the opportunity to combine these excellent properties with the Company's other unique mining assets."

Cash Flow and Liquidity

During the third quarter of 2010, the Company revised its cash management guidelines to extend the available investment maturities on a portion of its cash balances, broaden the suite of permissible investments, and adjust the percentage limits on certain classes of investments. As a result, a large share of the Company's holdings that previously were treated as cash are now classified on the balance sheet as short-term, available-for-sale investments. All of these short-term investments remain highly liquid, but technically they no longer meet the strict definition of cash and cash equivalents.

At September 30, 2010, the Company's available cash and cash equivalents (excluding $38.1 million of restricted cash) totaled $56.7 million, down $23.3 million from June 30, 2010, and down $110.0 million from December 31, 2009. However, if we include the Company's available-for-sale investments, total available cash and investments at September 30, 2010, was $259.0 million, up $30.9 million from $228.1 million at June 30, 2010 and up $57.8 million from $201.2 million at the end of 2009. Net working capital -- comprised of total current assets (including available cash and short-term investments), less current liabilities -- increased over the quarter to $334.9 million at September 30, 2010, from $316.9 million at June 30, 2010, and from $269.5 million at December 31, 2009. Recycling inventories and advances decreased by $14.8 million during the quarter.

Net cash provided by operating activities (which includes changes in working capital) totaled $44.5 million in the third quarter of 2010, compared to $31.7 million of cash provided in the third quarter of 2009. The increase in cash from operations in the third quarter of 2010 mostly reflects the earnings benefit of higher PGM prices. Capital expenditures were $10.9 million in the third quarter of 2010, up from $7.1 million in the third quarter of 2009.

Outstanding debt at September 30, 2010, was $196.0 million, unchanged from June 30, 2010, and December 31, 2009. The Company's total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 (with a date of first call in March 2013) and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Third Quarter Results -- Details

For the third quarter of 2010, the Company's mine production was 122,400 PGM ounces including 89,600 ounces from the Stillwater Mine and 32,800 ounces from the East Boulder Mine. For the comparable quarter of 2009, the mines produced 129,100 ounces including 95,100 ounces at the Stillwater Mine and 34,000 ounces at the East Boulder Mine. The production decline at the Stillwater Mine was attributable to several factors, including lower grades from the mix of stopes being mined, and diversion of production resources into maintenance projects.

Revenues for the third quarter of 2010 were $142.9 million, up 27.6% from the $112.0 million recorded in the third quarter of 2009. Proceeds from sales of mined PGMs and by-products totaled $88.2 million in the third quarter of 2010, 3.0% higher than the $85.6 million in the same quarter of 2009, as higher PGM prices in the third quarter of 2010 more than offset the effect of lower mine production. Recycling revenues increased to $54.7 million from $26.2 million in the third quarter of 2009. Resales of purchased metal generated $0.2 million in revenue during the third quarter of 2009. There were no resales of purchased metal during the third quarter of 2010.

Sales out of mine production totaled 120,500 ounces in the third quarter of 2010 at an overall average realization of $687 per ounce, down from 137,400 ounces at $574 per ounce in the third quarter of 2009, which was higher than normal due to the timing of sales. The Company's average realization on palladium sales from mine production was $471 per ounce in the third quarter of 2010, compared to $360 per ounce for the same period in 2009 reflecting the average floor price in the automotive contracts in place during 2009. The Company's average net realization on platinum was $1,448 per ounce in the third quarter of 2010 and $1,174 per ounce in the third quarter of 2009. Comparing these prices to the market, the London Bullion Metals Association afternoon posted prices per ounce for palladium and platinum were $573 and $1,662, respectively, on September 30, 2010, and $294 and $1,287, respectively, on September 30, 2009.

During the third quarter of 2010, the Company processed 78,500 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. By comparison, in the third quarter of 2009, the Company processed 60,800 ounces of recycled material. The Company delivered for sale a total of 48,900 ounces of platinum, palladium and rhodium from recycled inventories during the third quarter of 2010 at an overall average price of $1,099 per ounce; for the third quarter of 2009, the Company sold 37,000 recycled ounces at an average realization of $686 per ounce. The increased level of activity in the third quarter of 2010 reflected a much higher level of PGM recycling activity worldwide as a result of higher metals prices.

Costs of metals sold (before depreciation and amortization expense) increased to $109.9 million in the third quarter of 2010 from $80.8 million in the third quarter of 2009. Mining costs included in costs of metals sold increased to $58.2 million in the 2010 third quarter from $55.8 million in the 2009 third quarter, the result of increased royalties and taxes based on higher PGM prices, and modestly higher labor and contractor expenses. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $51.7 million in the third quarter of 2010, much higher than the $24.7 million reported in the third quarter of 2009. The increase was due to higher recycling volumes processed and sold and to the higher value of the materials acquired for processing. Costs in the third quarter of 2009 also included the purchase for resale of 400 ounces of palladium, platinum and rhodium at a cost of $0.2 million. There were no costs incurred during the third quarter of 2010 for metal purchases.

Depreciation and amortization expense decreased to $18.1 million in the third quarter of 2010 from $18.5 million in the same period of 2009. The decrease is attributable to lower mined ounces produced and sold in the third quarter of 2010.

General and administrative ("G&A") costs, including marketing and exploration expenses, increased to $8.4 million in the third quarter of 2010 from $6.8 million in the same period of 2009, resulting from higher than planned expenses for business development and employee severance costs in 2010. G&A costs in the third quarter of 2009 included a $0.3 million write-down of trade receivables.

Reported net income for the third quarter of 2010 of $5.9 million included, by business segment, net income of $12.0 million from mining operations and net income of $3.1 million from recycling activities, less corporate costs of $9.2 million.

The Company's reported net income of $4.2 million for the third quarter of 2009 included, by business segment, net income of $10.8 million from mining operations and net income of $1.7 million from recycling activities, less corporate costs of $8.3 million.

First Nine Months' Results -- Details

In the first nine months of 2010, the Company's mining operations produced 364,000 PGM ounces including 265,100 ounces from the Stillwater Mine and 98,900 ounces from the East Boulder Mine. For the comparable period in 2009, total mine production of 391,600 ounces included Stillwater Mine production of 291,000 ounces and East Boulder production of 100,600. Challenges at the Stillwater Mine this year have included lower-grade mining areas, diversion of production resources for a period into mine maintenance, and increased ground control measures in a key part of the off-shaft that impeded mining for several weeks.

Revenues for the first nine months of 2010 totaled $411.2 million, up 40.5% from $292.6 million in the first nine months of 2009. Proceeds from sales of mined PGMs totaled $276.0 million in the first nine months of 2010, up from $226.7 million in the same period of 2009. Recycling revenues increased to $130.6 million from $60.2 million in the first nine months of 2009. Higher total recycling revenue in the first nine months of 2010 was a result of both higher sales volumes and higher PGM prices. Resales of purchased metal generated revenue of $4.6 million and $5.8 million during the first nine months of 2010 and 2009, respectively.

Sales of palladium and platinum from mine production totaled 372,300 ounces in the first nine months of 2010 at an overall average realization of $683 per ounce, down from 387,700 ounces at $540 per ounce in the same period of 2009. The Company's average realization for the first nine months of 2010 on palladium sales from mine production was $456 per ounce, compared to $362 per ounce for the first nine months of 2009, reflecting the average floor price in the automotive contracts during 2009. The comparable average realization on platinum, net of contractual ceiling prices on 14% of mine production, was $1,465 per ounce for the first nine months of 2010 and $1,089 per ounce for the comparable period in 2009.

During the first nine months of 2010, the Company processed about 297,000 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first nine months of 2009, the Company processed about 160,100 ounces of recycled material. Of the purchased catalyst material processed, the Company sold a total of 121,600 ounces of platinum, palladium and rhodium during the first nine months of 2010 at an overall average price of $1,042 per ounce; for the first nine months of 2009, the Company sold 73,100 recycled ounces at an average realization of $784 per ounce.

Costs of metals sold (before depreciation and amortization expense) increased to $297.6 million in the first nine months of 2010 from $218.1 million in the first nine months of 2009. Mining costs included in costs of metals sold increased to $171.0 million in the first nine months of 2010 from $156.8 million in the same period in 2009, driven by growth in royalties and taxes as a result of higher PGM prices, as well as some small increases in mine operating costs. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $121.9 million in the first nine months of 2010, up from $55.6 million in the first nine months of 2009. The increase in cost was attributable to the higher value of the contained metals in the material purchased for recycling and the higher volumes purchased. Costs for the first nine months of 2010 also included $4.6 million for the purchase of 10,000 ounces of palladium for resale; the same period of 2009 included about $5.7 million for the purchase of 12,600 ounces of palladium, 2,900 ounces of platinum and a few ounces of rhodium for resale.

Depreciation and amortization expense increased to $53.2 million in the first nine months of 2010 compared to $52.8 million in the same period of 2009. The increase is attributable to slightly higher amortization rates per ton in 2010.

General and administrative costs (G&A), including marketing and exploration expenses, totaled $23.4 million for the first nine months of 2010 and $20.4 million in the first nine months of 2009. The increase was primarily a result of higher business development and severance costs.

The Company's reported net income of $33.8 million for the first nine months of 2010 included, by business segment, $52.1 million of income from mining operations and $9.4 million of income from recycling activities, less corporate costs of $27.7 million.

The Company reported a net loss of $2.9 million for the first nine months of 2009 included, by business segment, $16.7 million of income from mining operations and $5.0 million of income from recycling activities, less corporate costs of $24.6 million.

_________________________________

Stillwater Mining Company has scheduled its 2010 third quarter results conference call at 10:00 a.m. Mountain Daylight Time (12:00 p.m. Eastern Daylight Time) on October 29, 2010. Dial-in numbers:

     United States:  (800) 288-8961
     International:  (612) 288-0329

The conference call will also be simultaneously webcast on the Company's website www.stillwatermining.com in the Investor Relations section.

A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 176322, through November 5, 2010, ending at 11:59 p.m. Mountain Daylight Time.

_________________________________

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the proposed acquisition of Marathon PGM Corporation; the global automotive market and the outlook for automobile production and sales; contract negotiations and the future ability to sell the Company's products; expansion plans and realignment of operations; costs, grade, production and recovery rates; permitting; labor matters; financing needs and the terms and availability of future credit facilities; capital expenditures; increases in processing capacity; cost reduction measures; safety performance; timing for engineering studies; environmental permitting and compliance; litigation exposures; and anticipated changes in global supply and demand and prices for PGM materials. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2009 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

Financial Statements and Key Factors Tables

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                   2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Revenues
  Mine production               $  88,222  $  85,552  $ 275,991  $ 226,691
    PGM recycling                  54,650     26,207    130,591     60,166
    Other                               -        245      4,622      5,752
                                ---------  ---------  ---------  ---------
       Total revenues             142,872    112,004    411,204    292,609
Costs and expenses
  Costs of metals sold
    Mine production                58,203     55,816    171,046    156,754
    PGM recycling                  51,686     24,698    121,937     55,608
    Other                               -        243      4,622      5,741
                                ---------  ---------  ---------  ---------
       Total costs of metals
        sold                      109,889     80,757    297,605    218,103
  Depletion, depreciation
   and amortization
    Mine production                17,951     18,504     52,997     52,667
    PGM recycling                     129         45        212        134
                                ---------  ---------  ---------  ---------
       Total depletion,
        depreciation and
        amortization               18,080     18,549     53,209     52,801
                                ---------  ---------  ---------  ---------
           Total costs of
            revenues              127,969     99,306    350,814    270,904
  Marketing                           404        367      1,679      1,602
  General and administrative        8,042      6,404     21,714     18,770
  (Gain)/loss on disposal
   of property, plant and
   equipment                           29        402       (179)       602
                                ---------  ---------  ---------  ---------
           Total costs and
            expenses              136,444    106,479    374,028    291,878

Operating income                    6,428      5,525     37,176        731

Other income (expense)
  Other                               (20)        27        (11)        76
  Interest income                     636        386      1,569      1,471
  Interest expense                 (1,633)    (1,724)    (4,902)    (5,182)
                                ---------  ---------  ---------  ---------

Income (loss) before income
 tax benefit                        5,411      4,214     33,832     (2,904)

Income tax benefit                    472          -          -          -
                                ---------  ---------  ---------  ---------
Net income (loss)               $   5,883  $   4,214  $  33,832  $  (2,904)
                                ---------  ---------  ---------  ---------
Other comprehensive income
 (loss), net of tax                  (200)        92       (378)       139
                                ---------  ---------  ---------  ---------
Comprehensive income (loss)     $   5,683  $   4,306  $  33,454  $  (2,765)
                                =========  =========  =========  =========
Weighted average common shares
 outstanding
  Basic                            97,809     94,579     97,531     94,257
  Diluted                          99,022     95,401     98,685     94,257
Basic earnings (loss) per share
                                ---------  ---------  ---------  ---------
    Net income (loss)           $    0.06  $    0.04  $    0.35  $   (0.03)
                                =========  =========  =========  =========
Diluted earnings (loss)
 per share
                                ---------  ---------  ---------  ---------
    Net income (loss)           $    0.06  $    0.04  $    0.34  $   (0.03)
                                =========  =========  =========  =========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                               September 30,  December 31,
                                                   2010           2009
                                               ------------   ------------
ASSETS
Cash and cash equivalents                      $     56,692   $    166,656
Investments, at fair market value                   202,260         34,515
Inventories                                          95,456         88,967
Trade receivables                                     6,016          2,073
Deferred income taxes                                18,951         18,130
Other current assets                                  7,893          8,680
                                               ------------   ------------
       Total current assets                         387,268        319,021

Property, plant and equipment, net of
 $363,396 and $311,449 of accumulated
 depletion, depreciation and amortization           340,596        358,866
Restricted cash                                      38,070         38,045
Other noncurrent assets                              12,304          9,263
                                               ------------   ------------
       Total assets                            $    778,238   $    725,195
                                               ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                               $     15,432   $      8,901
Accrued compensation and benefits                    25,057         26,481
Property, production and franchise taxes
 payable                                              9,011         10,405
Other current liabilities                             2,903          3,689
                                               ------------   ------------
       Total current liabilities                     52,403         49,476

Long-term debt                                      196,002        195,977
Deferred income taxes                                18,951         18,130
Accrued workers compensation                          7,360          4,737
Asset retirement obligation                           6,608          6,209
Other noncurrent liabilities                          6,580          3,855
                                               ------------   ------------
       Total liabilities                            287,904        278,384
                                               ------------   ------------

Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                           -              -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 97,867,420 and
 96,732,185 shares issued and outstanding               978            967
Paid-in capital                                     684,927        674,869
Accumulated deficit                                (195,103)      (228,935)
Accumulated other comprehensive loss                   (468)           (90)
                                               ------------   ------------
       Total stockholders' equity                   490,334        446,811
                                               ------------   ------------
       Total liabilities and stockholders'
        equity                                 $    778,238   $    725,195
                                               ============   ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                   2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income (loss)               $   5,883  $   4,214  $  33,832  $  (2,904)

Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Depletion, depreciation and
   amortization                    18,080     18,549     53,209     52,801
  Lower of cost or market
   inventory adjustment                 -        982          -      6,613
  (Gain)/loss on disposal of
   property, plant and
   equipment                           29        402       (179)       602
  Accretion of asset retirement
   obligation                         136        153        399        450
  Amortization of debt issuance
   costs                              244        264        734        793
  Stock based compensation and
   other benefits                   4,083      3,167      9,571      8,479

Changes in operating assets and
 liabilities:
  Inventories                      13,754      3,865     (6,425)    (9,689)
  Trade receivables                   279        162     (3,943)       212
  Accrued compensation and
   benefits                          (976)        35     (1,432)     1,094
  Accounts payable                  1,148     (4,791)     6,531     (4,877)
  Property, production and
   franchise taxes payable            690      1,420      1,331      1,070
  Workers compensation                874     (1,101)     2,623     (2,024)
  Restricted cash                       -      2,100        (25)      (350)
  Other                               228      2,248       (909)      (589)
                                ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                        44,452     31,669     95,317     51,681
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures            (10,935)    (7,094)   (35,522)   (32,282)
  Purchases of long-term
   investments                     (2,941)         -     (2,941)         -
  Proceeds from disposal of
   property, plant and
   equipment                          192        149        457        195
  Purchases of short-term
   investments                    (61,111)         -   (187,743)   (20,947)
  Proceeds from maturities of
   short-term investments           6,989      1,995     19,962     20,781
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                       (67,806)    (4,950)  (205,787)   (32,253)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Principal payments on debt            -          -          -        (97)
  Issuance of common stock             65          -        506          -
                                ---------  ---------  ---------  ---------
Net cash provided by (used in)
 financing activities                  65          -        506        (97)
                                ---------  ---------  ---------  ---------
Cash and cash equivalents
  Net increase (decrease)         (23,289)    26,719   (109,964)    19,331
  Balance at beginning of
   period                          79,981    154,407    166,656    161,795
                                ---------  ---------  ---------  ---------
Balance at end of period        $  56,692  $ 181,126  $  56,692  $ 181,126
                                =========  =========  =========  =========

Stillwater Mining Company
Key Factors
(Unaudited)

                               Three Months Ended      Nine Months Ended
                                 September 30,           September 30,
                             ----------------------  ----------------------
                                2010        2009        2010        2009
                             ----------  ----------  ----------  ----------
OPERATING AND COST DATA
 FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                            95          99         281         301
Platinum                             27          30          83          91
                             ----------  ----------  ----------  ----------
Total                               122         129         364         392
                             ==========  ==========  ==========  ==========

Tons milled (000)                   279         277         813         811
Mill head grade
 (ounce per ton)                   0.48        0.50        0.48        0.52

Sub-grade tons milled
 (000) (1)                           18          24          64          69
Sub-grade tons mill head
 grade (ounce per ton)             0.17        0.21        0.17        0.19

Total tons milled (000) (1)         297         301         877         880
Combined mill head grade
 (ounce per ton)                   0.46        0.48        0.46        0.49
Total mill recovery (%)              91          91          91          91

Total operating costs per
 ounce (Non-GAAP) (2)        $      344  $      302  $      321  $      311
Total cash costs per ounce
 (Non-GAAP) (2)              $      402  $      357  $      386  $      363
Total production costs per
 ounce (Non-GAAP) (2)        $      555  $      502  $      533  $      499

Total operating costs per
 ton milled (Non-GAAP) (2)   $      142  $      130  $      133  $      138
Total cash costs per ton
 milled (Non-GAAP) (2)       $      166  $      153  $      160  $      161
Total production costs per
 ton milled (Non-GAAP) (2)   $      229  $      215  $      221  $      222

Stillwater Mine:
Ounces produced (000)
Palladium                            69          73         204         223
Platinum                             20          22          61          68
                             ----------  ----------  ----------  ----------
Total                                89          95         265         291
                             ==========  ==========  ==========  ==========

Tons milled (000)                   182         184         527         545
Mill head grade
 (ounce per ton)                   0.53        0.55        0.54        0.57

Sub-grade tons milled
 (000) (1)                           15          12          50          34
Sub-grade tons mill head
 grade (ounce per ton)             0.19        0.23        0.17        0.19

Total tons milled (000) (1)         197         196         577         579
Combined mill head grade
 (ounce per ton)                   0.50        0.53        0.50        0.55
Total mill recovery (%)              92          92          92          92

Total operating costs per
 ounce (Non-GAAP) (2)        $      320  $      292  $      304  $      301
Total cash costs per ounce
 (Non-GAAP) (2)              $      374  $      344  $      365  $      349
Total production costs per
 ounce (Non-GAAP) (2)        $      522  $      481  $      505  $      473

Total operating costs per
 ton milled (Non-GAAP) (2)   $      146  $      142  $      140  $      151
Total cash costs per ton
 milled (Non-GAAP) (2)       $      170  $      167  $      168  $      175
Total production costs per
 ton milled (Non-GAAP) (2)   $      238  $      233  $      232  $      238

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                               Three Months Ended      Nine Months Ended
                                 September 30,           September 30,
                             ----------------------  ----------------------
                                2010        2009        2010        2009
                             ----------  ----------  ----------  ----------
OPERATING AND COST DATA
 FOR MINE PRODUCTION
 (Continued)

East Boulder Mine:
Ounces produced (000)
Palladium                            26          26          77          78
Platinum                              7           8          22          23
                             ----------  ----------  ----------  ----------
Total                                33          34          99         101
                             ==========  ==========  ==========  ==========

Tons milled (000)                    97          93         286         266
Mill head grade
 (ounce per ton)                   0.38        0.39        0.38        0.40

Sub-grade tons milled
 (000) (1)                            3          12          14          35
Sub-grade tons mill head
 grade (ounce per ton)             0.10        0.20        0.16        0.19

Total tons milled (000) (1)         100         105         300         301
Combined mill head grade
 (ounce per ton)                   0.37        0.37        0.37        0.38
Total mill recovery (%)              89          89          89          89

Total operating costs per
 ounce (Non-GAAP) (2)        $      412  $      329  $      368  $      341
Total cash costs per ounce
 (Non-GAAP) (2)              $      480  $      391  $      442  $      404
Total production costs per
 ounce (Non-GAAP) (2)        $      647  $      562  $      608  $      572

Total operating costs per
 ton milled (Non-GAAP) (2)   $      135  $      107  $      122  $      114
Total cash costs per ton
 milled (Non-GAAP) (2)       $      157  $      127  $      146  $      135
Total production costs per
 ton milled (Non-GAAP) (2)   $      211  $      182  $      201  $      191

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2009 Annual Report
    on Form 10-K for further information.
(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-down's, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                               Three Months Ended      Nine Months Ended
(in thousands, where noted)      September 30,           September 30,
                             ----------------------  ----------------------
                                2010        2009        2010        2009
                             ----------  ----------  ----------  ----------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
  Palladium (oz.)                    94         101         288         293
  Platinum (oz.)                     26          36          84          94
                             ----------  ----------  ----------  ----------
    Total                           120         137         372         387
                             ----------  ----------  ----------  ----------
PGM recycling: (1)
  Palladium (oz.)                    25          20          62          38
  Platinum (oz.)                     20          15          49          29
  Rhodium (oz.)                       3           3          10           7
                             ----------  ----------  ----------  ----------
    Total                            48          38         121          74
                             ----------  ----------  ----------  ----------
Other: (2)
  Palladium (oz.)                     -           -          10          12
  Platinum (oz.)                      -           -           -           3
                             ----------  ----------  ----------  ----------
    Total                             -           -          10          15
                             ----------  ----------  ----------  ----------
By-products from mining: (3)
  Rhodium (oz.)                       -           1           2           3
  Gold (oz.)                          3           3           7           7
  Silver (oz.)                        1           1           4           4
  Copper (lb.)                      132         216         610         604
  Nickel (lb.)                      239         240         894         669

Average realized price
 per ounce (4)
Mine production:
  Palladium ($/oz.)          $      471  $      360  $      456  $      362
  Platinum ($/oz.)           $    1,448  $    1,174  $    1,465  $    1,089
    Combined ($/oz)(5)       $      687  $      574  $      683  $      540

PGM recycling: (1)
  Palladium ($/oz.)          $      490  $      244  $      439  $      280
  Platinum ($/oz.)           $    1,622  $    1,161  $    1,534  $    1,107
  Rhodium ($/oz)             $    2,690  $    1,385  $    2,382  $    2,282

Other: (2)
  Palladium ($/oz.)          $        -  $        -  $      462  $      213
  Platinum ($/oz.)           $        -  $        -  $        -  $    1,040

By-products from mining: (3)
  Rhodium ($/oz.)            $    2,150  $    1,581  $    2,503  $    1,379
  Gold ($/oz.)               $    1,239  $      973  $    1,177  $      941
  Silver ($/oz.)             $       19  $       16  $       18  $       14
  Copper ($/lb.)             $     3.10  $     2.44  $     3.06  $     1.94
  Nickel ($/lb.)             $     8.32  $     9.35  $     8.64  $     7.41

Average market price
 per ounce (4)
  Palladium ($/oz.)          $      495  $      272  $      477  $      236
  Platinum ($/oz.)           $    1,553  $    1,230  $    1,580  $    1,143
    Combined ($/oz)(5)       $      728  $      525  $      725  $      456

(1) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
(2) Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.
(3) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(4) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(5) The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
(in thousands)                    2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Consolidated:

Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  42,174  $  39,007  $ 117,008  $ 121,754
  Royalties, taxes and other        7,065      7,079     23,481     20,383
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  49,239  $  46,086  $ 140,489  $ 142,137
  Asset retirement costs              136        153        399        450
  Depletion, depreciation and
   amortization                    19,235     18,504     53,125     52,667
  Depletion, depreciation and
   amortization (in inventory)       (642)        79        (64)        22
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  67,968  $  64,822  $ 193,949  $ 195,276
  Change in product inventories      (427)     1,126      3,611     (2,527)
  Cost of PGM recycling            51,686     24,698    121,937     55,608
  PGM recycling - depreciation        129         45        212        134
  Add: Profit from PGM
   recycling                        3,147      1,923      9,414      4,902
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues (1)                   $ 122,503  $  92,614  $ 329,123  $ 253,393
                                =========  =========  =========  =========

Stillwater Mine:

Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  28,648  $  27,817  $  80,570  $  87,454
  Royalties, taxes and other        4,843      4,953     16,243     13,997
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  33,491  $  32,770  $  96,813  $ 101,451
  Asset retirement costs              126        128        370        377
  Depletion, depreciation and
   amortization                    13,708     12,524     36,669     35,306
  Depletion, depreciation and
   amortization (in inventory)       (588)       288        (67)       607
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  46,737  $  45,710  $ 133,785  $ 137,741
  Change in product inventories      (178)       651       (127)    (4,716)
  Add: Profit from PGM
   recycling                        2,304      1,420      6,839      3,649
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  48,863  $  47,781  $ 140,497  $ 136,674
                                =========  =========  =========  =========

East Boulder Mine:

Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  13,526  $  11,190  $  36,438  $  34,300
  Royalties, taxes and other        2,222      2,126      7,238      6,386
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  15,748  $  13,316  $  43,676  $  40,686
  Asset retirement costs               10         25         29         73
  Depletion, depreciation and
   amortization                     5,527      5,980     16,456     17,361
  Depletion, depreciation and
   amortization (in inventory)        (54)      (209)         3       (585)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  21,231  $  19,112  $  60,164  $  57,535
  Change in product inventories      (249)       232       (884)    (3,552)
  Add: Profit from PGM
   recycling                          843        503      2,575      1,253
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  21,825  $  19,847  $  61,855  $  55,236
                                =========  =========  =========  =========

PGM recycling and Other (2)
Reconciliation to costs of
 revenues:
  Cost of open market
   purchases                    $       -  $     243  $   4,622  $   5,741
  PGM recycling - depreciation        129         45        212        134
  Cost of PGM recycling            51,686     24,698    121,937     55,608
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  51,815  $  24,986  $ 126,771  $  61,483
                                =========  =========  =========  =========

(1) Revenues from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation. Revenues from the sale of mined by-products are reported on the Company's financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by $5.5 million and $6.7 million for the third quarter of 2010 and 2009, respectively.
    Total costs of revenues in the above table have been reduced by
    $21.7 million and $17.5 million for the first nine months of 2010 and
    2009, respectively.
(2) PGM recycling and Other include PGM recycling and metal purchased on the open market for resale.

CONTACT:
Gregory Wing
(406) 373-8700